CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 3 to the registration statement on Form N-2 (the "Registration Statement") of our report dated January 14, 2000 relating to the statement of net assets of Liberty-Stein Roe Advisor Floating Rate Advantage Fund, which also appears in such Statement of Additional Information. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Statement of Additional Information.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2000